EXHIBIT 1.09

Investor Relations	Media Relations

Monish Bahl	Lorretta Gasper

CDC Corporation	CDC Software

678-259-8510	678-259-8631
mbahl@cdcsoftware.com	lgasper@cdcsoftware.com

FOR IMMEDIATE RELEASE

Intersnack Plans to Expand CDC Software’s CDC Factory Solution to

10 Additional Plants Across Europe to Accelerate Operational

Excellence and Improve Competitive Positioning

SHANGHAI, ATLANTA — July 19, 2010 – CDC Software Corporation (NASDAQ: CDCS), a hybrid enterprise software provider of on-premise and cloud deployments, announced today that Intersnack, a leading European snack manufacturer, plans to implement CDC Factory, a manufacturing operations management and enterprise manufacturing intelligence solution, at 10 additional plants in Europe based on the initial successes of its CDC Factory implementations at the company’s Netherland’s plants last year.

The multi-plant implementation of CDC Factory is part of Intersnack’s ongoing plan for operational excellence. The initial CDC Factory implementations at the Doetinchem and Hardinxveld plants in the Netherlands took only six weeks each and were delivered on time and within budget. According to Intersnack, CDC Factory already has delivered significant Overall Equipment Effectiveness (OEE) rates. Additionally, the two plants have been able to eliminate paperwork associated with in-line Quality Control processes, which not only dramatically reduces administration costs on the shop floor but also helps to reduce waste. As a result of these initial successes and improvements, Intersnack plans to deploy CDC Factory across its multi-plant network to help ensure standard OEE and Quality across their business.

CDC Factory is expected to be rolled out to Intersnack’s plants in the Netherlands, Germany, Hungary and France within 12 months. As part of these implementations, CDC Software will use CDC Factory’s Project Execution Template (PET) model to help ensure consistency and scalability of best practices and continuous improvement initiatives across the plants’ diverse product portfolio and workplace cultures.

“We are delighted that the initial implementations of CDC Factory were delivered as CDC Software promised in terms of workplace behavior change and improved operational and financial metrics,” said Johan Van Winkel, managing director of Intersnack Group. “We have witnessed significant OEE improvement and the workforce has embraced ownership of their own performance. The successful performance of these initial implementations has encouraged us to replicate this across our plant network as soon as possible so that we have a standard OEE platform on which to base our decisions for our ongoing Operational Excellence programs.”

“CDC Software is excited that this leading food manufacturer plans to implement CDC Factory across its European plant network [as a result of the resounding success at the initial two plants,” said Mark Sutcliffe, president of the CDC Factory product line of CDC Software. “As a true out-of-the-box manufacturing operations management system, CDC Factory has proven repeatedly that it can deliver improved results in weeks rather than years. Intersnack now has a suite of manufacturing intelligence tools for the workforce that can be rolled out to other plants in a standardized manner. As we have seen with our other customers, CDC Factory can deliver compelling improvements for manufacturers in terms of higher productivity, reduced operating costs and waste, and ultimately, higher operating profits.”

CDC Factory is a packaged manufacturing operations management system that transforms manufacturing performance by empowering people to make real-time actionable decisions. It combines shop floor data capture, paperless quality management, packaged metrics like OEE, manufacturing analytics and executive scorecards. Pre-built continuous improvement capabilities combined with an implementation model focused on business transformation means that, in many cases, organizations can be live within six weeks and delivering improvement results rapidly from project commencement.

About Intersnack

Recognized as one of the leading snack producers, Intersnack Group is the result of a combination of Intersnack Knabber-Gebäck GmbH & Co. KG and The Nut Company. This pan-European group, formed in 2008, manufactures snacks in the following product categories: nuts, potato crisps, extruded and pellet products as well as crackers and pretzels. The highest level of quality based on know-how and modern technology is important for all manufacturing processes. Consumer-orientated innovations, top quality, a wide range of shapes and flavors are also the mainstays of Intersnack’s success for further international growth.

About CDC Factory

CDC Factory is a packaged manufacturing operations management system that is designed to transform manufacturing performance by empowering people to make real-time actionable decisions. By standardizing the best practices of lean manufacturing, OEE (Overall Equipment Effectiveness) and continuous improvement, CDC Factory provides a real-time framework that integrates scheduling, operations, quality and maintenance. Specifically designed for food and beverage, pharmaceutical packaging and consumer packaged goods manufacturers, CDC Factory enables real-time decision making to support a demand-driven strategy at all levels in the organization, from factory floor operators to executive management. Leading manufacturers are using CDC Factory to reduce operating costs and waste, unlock hidden capacity, improve customer service and employee satisfaction, while minimizing risk by assuring regulatory compliance. For more information, visit: www.cdcfactory.com

About CDC Software

CDC Software (NASDAQ: CDCS), The Customer-Driven Company™, is a hybrid enterprise software provider of on-premise and cloud deployments. Leveraging a service-oriented architecture (SOA), CDC Software offers multiple delivery options for their solutions including on-premise, hosted, cloud-based Software as a Service (SaaS) or blended-hybrid deployment offerings. CDC Software’s solutions include enterprise resource planning (ERP), manufacturing operations management, enterprise manufacturing intelligence, supply chain management (demand management, order management and warehouse and transportation management), global trade management, e-Commerce, human capital management, customer relationship management (CRM), complaint management and aged care solutions.

CDC Software’s recent acquisitions are part of its “acquire, integrate, innovate and grow” strategy. Fueling the success of this strategy is the company’s global scalable business and technology infrastructure featuring multiple complementary applications and services, domain expertise in vertical markets, cost effective product engineering centers in India and China, a highly collaborative and fast product development process utilizing Agile methodologies, and a worldwide network of direct sales and channel operations. This strategy has helped CDC Software deliver innovative and industry-specific solutions to 8,000 customers worldwide within the manufacturing, distribution, transportation, retail, government, real estate, financial services, health care, and not-for-profit industries. For more information, please visit www.cdcsoftware.com.

Cautionary Note Regarding Forward-Looking Statements

This press release includes “forward-looking statements” that are made in reliance upon the safe harbor provisions of the United States Private Securities Litigation Reform Act of 1995. Forward-looking statements are generally accompanied by words such as “plan,” “expect,” “designed” and other words that connote expectations of future events, rather than statements of fact, and include statements relating to, among other things, our beliefs regarding our solutions’ ability to help our customers realize value, expand their businesses, increase capacity, reduce costs, empower workforces and stimulate accountability, increase efficiencies and real-time visibility, improve labor utilization, facilitate better decision making, improve quality control, address variability and minor stops, and standardize metrics and data and provide competitive advantages, our expectations regarding the expanded use of CDC Factory at Intersnack and the scope and timing thereof, our customers’ plans, strategies and timelines and the suitability of CDC Factory for any particular business or customer, and other statements we may make. These statements are based on management’s current expectations and are subject to risks and uncertainties and changes in circumstances. There are important factors that could cause actual results to differ materially from those anticipated in the forward looking statements including, among others: the conditions of market; the continued ability of CDC Factory solutions to address process manufacturer’s business requirements; demand for and market acceptance of new and existing manufacturing operations management solutions; and development of new functionalities that would allow companies to compete more effectively. Results may vary from customer to customer. Further information on risks or other factors that could cause results to differ is detailed in CDC Software’s filings and submissions with the United States Securities and Exchange Commission, including our Annual Report on Form 20-F for the year ended December 31, 2009, filed with the SEC on June 30, 2009, and those of our ultimate parent company, CDC Corporation. All forward-looking statements included in this press release are based upon information available to management as of the date of this press release, and you are cautioned not to place undue reliance on any forward looking statements contained herein, which speak only as of the date of this press release. Results may vary from customer to customer based upon individual facts and circumstances. The company assumes no obligation to update or alter the forward looking statements whether as a result of new information, future events or otherwise.

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